Exhibit 10.19.1

January 01, 2020

Sangwoo Park

Dear Sangwoo:

On behalf of NKMax America, Inc. (the “Company”) we are pleased to offer you the position of Chief Executive Officer. The expected start date of your employment is January 1, 2020. In exchange for your efforts and results, we offer you the compensation package set forth in this letter.

COMPENSATION

Your annual salary will be $480,000, paid semi-monthly and in the Company's normal payroll schedule. You will be classified as an exempt employee and will not be entitled to overtime pay.

BENEFITS

We currently offer Blue Shield of California (GOLD 500/30) medical plan, in addition, we offer dental and vision. For eligible employees, the monthly cost for coverage is covered 100% by the company and up to 60% for eligible dependents. All benefits are offered in accordance with the Company's employee benefits policy. The Company periodically reviews the benefits it offers and may add, modify, or eliminate its benefits at its sole discretion. Any discrepancy between the Company's benefits policy or this letter, the Company's benefits policy shall prevail.

HOLIDAYS

The Company offers 9 paid holidays each year (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve, Christmas day, New Years Eve). You are eligible for paid holidays immediately upon starting your employment with the Company.

PAID TIME OFF

The Company offers paid time off (“PTO”) for vacation and attention to personal business. You will receive 20 days of PTO. PTO may be used at any time thereafter, subject to your supervisor's approval.

SICK TIME OFF

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Employees accrue paid sick leave at a rate of one hour for every 30 hours worked, up to a maximum of 48 hours or six days per year.

The Company reserves the right to change or modify its compensation and benefit plans and policies at any time and at its sole discretion.

CONFIDENTIALITY

As an employee of the Company you will have access to certain Company and other confidential and proprietary information. Employee hereby warrants, covenants and agrees that, without the prior written consent of the Company, and unless required by law, court order or similar process, employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of the Company's "Confidential Information". Confidential Information means any and all information whether furnished on, after or before the date hereof, whether written, oral, electronic, seen or heard, which (a) is not generally known other than by the Company or its affiliates;

{b) which the employee obtained knowledge through its employment with the Company, or (c) any information which the Company has a duty to safeguard for itself or for a third party. Confidential Information includes, but is not limited to the following: processes, standard operating procedures, protocols, procedures, algorithms, software, systems, equipment, designs, drawings, formulas, data, reports, results, memoranda, notes, records, research, experiments, business plans and strategies, marketing plans, customer and patient information, pricing and cost information, sale data and projections, commercial opportunities, and organization, technical (including without limitation, know- hows, patent applications, inventions disclosure, trade secrets and technology that are not fully developed, patented, or patentable) and financial information. Employee is expected to safeguard this Confidential Information and prevent the release of Confidential Information to others, both inside and outside the Company. We also wish to impress upon you that we do not want you to bring with you any . confidential or proprietary information from a previous employer or violate any obligation you may have to that employer. In the event the employee is required by law, court order, or similar process to disclose any Confidential Information, employee shall provide the Company immediate notice of such obligatory disclosure prior to such disclosure, so that the Company, at its sole discretion, may attempt to seek a protective order or other appropriate remedy. This Confidentiality Section shall survive the employment of employee by the Company and be binding upon the employee until the later of five (5) years from the termination of employee's employment with Company or as restricted by law.

OFFER CONTINGENCIES

This offer is contingent on the following:

As an employee of the Company you are expected to adhere to high ethical standards at all times. You will be required, as a condition of employment, to execute and abide by certain policies, including a Code of Ethics and an Employment, Confidential Information and Invention Assignment Agreement.

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ADDITIONAL TERMS OF
EMPLOYMENT

AT-WILL EMPLOYMENT

While we at the Company hope that your employment will be mutually beneficial and rewarding, it is important to note that employment at the Company is at-will, which means employment may be terminated with or without cause and with or without notice at any time by you or the Company. No manager, supervisor or employee of the Company has any authority to enter into an agreement for employment for any specified period of time or to make an agreement for employment other than at- will. Only the Chief Executive Officer or the Chief Medical Officer of the Company has the authority to make any such agreement and then only in writing and signed by such person. By accepting this offer, you are confirming that there are no oral, collateral, or other written statements by any employee or representative of the Company contrary to the above and that the at-will nature of your employment relationship with the Company is a condition of this offer of and your employment with the Company.

ARBITRATION

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (Including, but not limited to, any claims of breach of contract, wrongful termination or unlawful discrimination or harassment or retaliation), you and the Company agree that all such disputes shall be fully resolved by private, binding arbitration conducted by the American Arbitration Association (“AAA”) before a single arbitrator in California under the AAA's Employment Arbitration Rules then in effect, which rules are available online at the AAAs website at www.adr.org. The arbitrator shall permit adequate discovery and is empowered to award aHremedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. You hereby knowingly waive your respective rights to have any such disputes or claims tried to a judge or jury. In the event any provision is found to be unenforceable by an arbitrator or court, such provisions shall be deemed modified to the extent necessary to allow enforceability of the provision or deleted such that the enforceability of the remaining provisions remain unaffected.

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UNDIVIDED LOYALTY

By accepting employment with the Company, you agree that, during your employment, you will not directly or indirectly compete with the Company in any way, and that you will not act as an officer, director, employee, consultant, attorney, shareholder, lender, or agent of any other entity whether it Is engaged in any business of the same or similar nature as, or in competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment.

Additionally, during your employment and for one year thereafter, you agree not to directly or indirectly solicit, encourage or cause others to solicit or encourage any employee or partner of the Company to terminate his or her employment with the Company or to become associated with any other business of the same nature as or is in competition with the Company. You shall accept no compensation or gratuity from any source other than from the Company for any work or services during your employment absent the express written consent from either the Chief Executive Officer or the Chief Medical Officer of the Company.

I have read, understand and agree to this Additional Terms of Employment.

Sangwoo Park	/s/ Sangwoo Park	January 1, 2020
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In addition, in accordance with the immigration Reform & Control Act of 1986, you will be required to provide original documents that establish your identity and eligibility to work in the United States.

Please bring these documents on your first day of employment. We have attached a list of the acceptable documents for your reference.

Your written acceptance of this offer letter, including the Additional Terms of Employment attached hereto and incorporated herein as referenced.

This letter sets for the terms of your employment and supersedes any other representations concerning your employment with the Company. We look forward to you joining our team. Should you have any questions about or require clarification of the above, please do not hesitate to contact the Director of Human Resources.

Very Truly Yours,

NKMax America, Inc

/s/ Director of Human Resources

Director of Human Resources

Acceptance Statement:

I agree and accept the terms set forth in this letter.

Sangwoo Park	/s/ Sangwoo Park	January 1, 2020
PRINT NAME	Signature	Date

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